--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                (Amendment No. 1)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                           CASTLE DENTAL CENTERS, INC.
                                (Name of Issuer)
                            ________________________

                                  COMMON STOCK
                               $.000001 PAR VALUE
                         (Title of Class of Securities)

                                    14844P105
                                 (CUSIP Number)
                            _________________________

                                  Paul G. Kreie
                             Midwest Mezzanine Funds
                      135 South LaSalle Street, Suite 2040
                             Chicago, Illinois 60603
                                 (312) 992-4584

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                            _________________________

                                  May 15, 2003


             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: |_|

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------

                                       13D

CUSIP No. 14844P105

------------------------------------------------------------------------------------- ------------------------------------
1.   Name of reporting persons.. . . . . . . . . . . . . . . . . . . . . . . . . . .  Midwest Mezzanine Fund II, L.P.

     I.R.S. Identification Nos. of above persons (entities only).. . . . . . . . . .
------------------------------------------------------------------------------------- ------------------------------------
2.   Check the appropriate box if a member of a group                                 (a)[ ]
                                                                                      (b)[X]
------------------------------------------------------------------------------------- ------------------------------------
3.   SEC use only
------------------------------------------------------------------------------------- ------------------------------------
4.   Source of funds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  OO
------------------------------------------------------------------------------------- ------------------------------------
5.   Check box if disclosure of legal proceedings is required pursuant to Items
     2(d) or 2(e).                                                                    [ ]
------------------------------------------------------------------------------------- ------------------------------------
6.   Citizenship or place of organization  . . . . . . . . . . . . . . . . . . . . .  State of Delaware
------------------------------------------------ ------------------------------------ ------------------------------------
               Number of shares                  7.  Sole voting power
                                                 ------------------------------------ ------------------------------------
              beneficially owned                 8.  Shared voting power              194,761,601(1)(2)
                                                 ------------------------------------ ------------------------------------
                   by each                       9.  Sole dispositive power
                                                 ------------------------------------ ------------------------------------
            reporting person with:               10. Shared dispositive power         22,678,609(2)
------------------------------------------------ -------------------------------------------------------------------------
11.  Aggregate amount beneficially
     owned by each reporting person.             194,761,601(1)
                                                 -------------------------------------------------------------------------
12.  Check box if the aggregate amount
     in Row 11 excludes certain shares.          [ ]
                                                 -------------------------------------------------------------------------
13.  Percent of class represented by
     amount in Row (11). . . . . . . . . .       96.9%
                                                 -------------------------------------------------------------------------

14.  Type of reporting person. . . . . . .       PN
------------------------------------------------ -------------------------------------------------------------------------

(1) The reporting person, Sentinel Capital Partners II, L.P., General Electric Capital Corporation, James M. Usdan, Thomas Fitzpatrick and John M. Slack may be deemed to be a "group" within the meaning of Section 13d-3 of the Securities Exchange Act of 1934, as amended, because of the existence of an agreement among them to vote their shares of capital stock of the issuer in favor of certain designees to the issuer's board of directors. Please see Items 1, 3, 4, 5 and 6 below for additional explanation. The reporting person disclaims beneficial ownership of 115,418,061 shares held in the name of Sentinel Capital Partners II, L.P., 35,602,366 shares held in the name of General Electric Capital Corporation, 17,363,176 shares held in the name of James M. Usdan, 2,400,635 shares held in the name of Thomas Fitzpatrick, and 1,298,754 shares held in the name of John M. Slack.

(2) 22,678,609 of these shares are held in the name of Midwest Mezzanine Fund II, L.P., and Midwest Mezzanine Fund II, L.P. reports shared voting and dispositive power with respect to these shares because of the affiliation of Midwest Mezzanine Fund II, L.P. with its direct and indirect owners. Although Midwest Mezzanine Fund II, L.P. has agreed in certain limited circumstances to sell its shares if Sentinel Capital Partners II, L.P. sells its shares, Midwest Mezzanine Fund II, L.P. disclaims any "shared dispositive power" with respect to its shares in connection with such obligations.


                                       13D

CUSIP No. 14844P105

------------------------------------------------------------------------------------- ------------------------------------
1.   Name of reporting  persons. . . . . . . . . . . . . . . . . . . . . . . . .      ABN AMRO Mezzanine
                                                                                      Management II, L.P.
     I.R.S. Identification Nos. of above persons (entities only) . . . . . . . .
------------------------------------------------------------------------------------- ------------------------------------
2.   Check the appropriate box if a member of a group                                 (a) [ ]
                                                                                      (b) [X]
------------------------------------------------------------------------------------- ------------------------------------
3.   SEC use only
------------------------------------------------------------------------------------- ------------------------------------
4.   Source of funds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      OO
------------------------------------------------------------------------------------- ------------------------------------
5.   Check box if disclosure of legal proceedings is required pursuant to Items
     2(d) or 2(e).                                                                    [ ]
------------------------------------------------------------------------------------- ------------------------------------
6.   Citizenship or place of organization. . . . . . . . . . . . . . . . . . . .      State of Delaware
------------------------------------------------ ------------------------------------ ------------------------------------
               Number of shares                  7.  Sole voting power
                                                 ------------------------------------ ------------------------------------
              beneficially owned                 8.  Shared voting power              194,761,601(1)(2)
                                                 ------------------------------------ ------------------------------------
                   by each                       9.  Sole dispositive power
                                                 ------------------------------------ ------------------------------------
             reporting person with:              10. Shared dispositive power         22,678,609 (2)
------------------------------------------------ -------------------------------------------------------------------------
11.  Aggregate amount beneficially
     owned  by each reporting person.            194,761,601(1)
                                                 -------------------------------------------------------------------------
12.  Check box if the aggregate amount
     in Row 11 excludes certain shares.          [ ]
                                                 -------------------------------------------------------------------------

13.  Percent of class represented by amount
     in Row (11). . . . . . . . . . . . . . .    96.9%
                                                 -------------------------------------------------------------------------

14.  Type of reporting person . . . . . . . .    PN
------------------------------------------------ -------------------------------------------------------------------------

(1) The reporting person, Sentinel Capital Partners II, L.P., General Electric Capital Corporation, James M. Usdan, Thomas Fitzpatrick and John M. Slack may be deemed to be a "group" within the meaning of Section 13d-3 of the Securities Exchange Act of 1934, as amended, because of the existence of an agreement among them to vote their shares of capital stock of the issuer in favor of certain designees to the issuer's board of directors. Please see Items 1, 3, 4, 5 and 6 below for additional explanation. The reporting person disclaims beneficial ownership of 115,418,061 shares held in the name of Sentinel Capital Partners II, L.P., 35,602,366 shares held in the name of General Electric Capital Corporation, 17,363,176 shares held in the name of James M. Usdan, 2,400,635 shares held in the name of Thomas Fitzpatrick, and 1,298,754 shares held in the name of John M. Slack.

(2) 22,678,609 of these shares are held in the name of Midwest Mezzanine Fund II, L.P., and Midwest Mezzanine Fund II, L.P. reports shared voting and dispositive power with respect to these shares because of the affiliation of Midwest Mezzanine Fund II, L.P. with its direct and indirect owners. Although Midwest Mezzanine Fund II, L.P. has agreed in certain limited circumstances to sell its shares if Sentinel Capital Partners II, L.P. sells its shares, Midwest Mezzanine Fund II, L.P. disclaims any "shared dispositive power" with respect to its shares in connection with such obligations.


                                       13D

CUSIP No. 14844P105

------------------------------------------------------------------------------------- ------------------------------------
1.   Name of reporting  persons. . . . . . . . . . . . . . . . . . . . . . . . .      ABN AMRO Mezzanine
                                                                                      Management II, Inc.
     I.R.S. Identification Nos. of above persons (entities only).. . . . . . . .
------------------------------------------------------------------------------------- ------------------------------------
2.   Check the appropriate box if a member of a group                                 (a) [ ]
                                                                                      (b) [X]
------------------------------------------------------------------------------------- ------------------------------------
3.   SEC use only
------------------------------------------------------------------------------------- ------------------------------------
4.   Source of funds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      OO
------------------------------------------------------------------------------------- ------------------------------------
5.   Check box if disclosure of legal proceedings is required pursuant to Items       [ ]
     2(d) or 2(e).
------------------------------------------------------------------------------------- ------------------------------------
6.   Citizenship or place of organization. . . . . . . . . . . . . . . . . . . .      State of Delaware
------------------------------------------------ ------------------------------------ ------------------------------------
               Number of shares                  7.  Sole voting power
                                                 ------------------------------------ ------------------------------------
              beneficially owned                 8.  Shared voting power              194,761,601(1)(2)
                                                 ------------------------------------ ------------------------------------
                   by each                       9.  Sole dispositive power
                                                 ------------------------------------ ------------------------------------
             reporting person with:              10. Shared dispositive power         22,678,609 (2)
------------------------------------------------ ------------------------------------ ------------------------------------
11.  Aggregate amount beneficially
     owned by each reporting person.             194,761,601(1)
                                                 -------------------------------------------------------------------------
12.  Check box if the aggregate amount
     in Row 11 excludes certain shares.          [ ]
                                                 -------------------------------------------------------------------------
13.  Percent of class represented by
     amount in Row (11). . . . . . . . . .       96.9%
                                                 -------------------------------------------------------------------------

14.  Type of reporting person. . . . . . .       CO
--------------------------------------------------------------------------------------------------------------------------

(1) The reporting person, Sentinel Capital Partners II, L.P., General Electric Capital Corporation, James M. Usdan, Thomas Fitzpatrick and John M. Slack may be deemed to be a "group" within the meaning of Section 13d-3 of the Securities Exchange Act of 1934, as amended, because of the existence of an agreement among them to vote their shares of capital stock of the issuer in favor of certain designees to the issuer's board of directors. Please see Items 1, 3, 4, 5 and 6 below for additional explanation. The reporting person disclaims beneficial ownership of 115,418,061 shares held in the name of Sentinel Capital Partners II, L.P., 35,602,366 shares held in the name of General Electric Capital Corporation, 17,363,176 shares held in the name of James M. Usdan, 2,400,635 shares held in the name of Thomas Fitzpatrick, and 1,298,754 shares held in the name of John M. Slack.

(2) 22,678,609 of these shares are held in the name of Midwest Mezzanine Fund II, L.P., and Midwest Mezzanine Fund II, L.P. reports shared voting and dispositive power with respect to these shares because of the affiliation of Midwest Mezzanine Fund II, L.P. with its direct and indirect owners. Although Midwest Mezzanine Fund II, L.P. has agreed in certain limited circumstances to sell its shares if Sentinel Capital Partners II, L.P. sells its shares, Midwest Mezzanine Fund II, L.P. disclaims any "shared dispositive power" with respect to its shares in connection with such obligations.


                                       13D

CUSIP No. 14844P105

------------------------------------------------------------------------------------- ------------------------------------
1.   Name of reporting  persons. . . . . . . . . . . . . . . . . . . . . . . . .      LaSalle Bank Corporation (f/k/a
                                                                                      ABN AMRO North America, Inc.)
     I.R.S. Identification Nos. of above persons (entities only).. . . . .
------------------------------------------------------------------------------------- ------------------------------------
2.   Check the appropriate box if a member of a group                                 (a) [ ]
                                                                                      (b) [X]
------------------------------------------------------------------------------------- ------------------------------------
3.   SEC use only
------------------------------------------------------------------------------------- ------------------------------------
4.   Source of funds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      OO
------------------------------------------------------------------------------------- ------------------------------------
5.   Check box if disclosure of legal proceedings is required pursuant to             [ ]
     Items 2(d) or 2(e).
------------------------------------------------------------------------------------- ------------------------------------
6.   Citizenship or place of organization. . . . . . . . . . . . . . . . . . . .      State of Delaware
------------------------------------------------ ------------------------------------ ------------------------------------
               Number of shares                  7.  Sole voting power
                                                 ------------------------------------ ------------------------------------
              beneficially owned                 8.  Shared voting power              194,761,601(1)(2)
                                                 ------------------------------------ ------------------------------------
                   by each                       9.  Sole dispositive power
                                                 ------------------------------------ ------------------------------------
            reporting person with:               10. Shared dispositive power         22,678,609 (2)
------------------------------------------------ -------------------------------------------------------------------------
11.  Aggregate amount beneficially
     owned by each reporting person.             194,761,601(1)
                                                 -------------------------------------------------------------------------
12.  Check box if the aggregate amount
     in Row 11 excludes certain shares.          [ ]
                                                 -------------------------------------------------------------------------
13.  Percent of class represented by
     amount in Row (11). . . . . . . . . .       96.9%
                                                 -------------------------------------------------------------------------

14.  Type of reporting person. . . . . . .       CO
--------------------------------------------------------------------------------------------------------------------------

(1) The reporting person, Sentinel Capital Partners II, L.P., General Electric Capital Corporation, James M. Usdan, Thomas Fitzpatrick and John M. Slack may be deemed to be a "group" within the meaning of
         Section 13d-3 of the Securities Exchange Act of 1934, as amended, because of the existence of an agreement among them to vote their shares of capital stock of the issuer in favor of certain designees to the issuer's board of directors. Please see Items 1, 3, 4, 5 and 6 below for additional explanation. The reporting person disclaims beneficial ownership of 115,418,061 shares held in the name of Sentinel Capital Partners II, L.P., 35,602,366 shares held in the name of General Electric Capital Corporation, 17,363,176 shares held in the name of James M. Usdan, 2,400,635 shares held in the name of Thomas Fitzpatrick, and 1,298,754 shares held in the name of John M. Slack.

(2) 22,678,609 of these shares are held in the name of Midwest Mezzanine Fund II, L.P., and Midwest Mezzanine Fund II, L.P. reports shared voting and dispositive power with respect to these shares because of the affiliation of Midwest Mezzanine Fund II, L.P. with its direct and indirect owners. Although Midwest Mezzanine Fund II, L.P. has agreed in certain limited circumstances to sell its shares if Sentinel Capital Partners II, L.P. sells its shares, Midwest Mezzanine Fund II, L.P. disclaims any "shared dispositive power" with respect to its shares in connection with such obligations.


                                       13D

CUSIP No. 14844P105

------------------------------------------------------------------------------------- ------------------------------------
1.   Name of reporting  persons. . . . . . . . . . . . . . . . . . . . . . . . .      ABN AMRO North America Holding
                                                                                      Company
     I.R.S. Identification Nos. of above persons (entities only).. . . . . . . .
------------------------------------------------------------------------------------- ------------------------------------
2.   Check the appropriate box if a member of a group                                 (a) [ ]
                                                                                      (b) [X]
------------------------------------------------------------------------------------- ------------------------------------
3.   SEC use only
------------------------------------------------------------------------------------- ------------------------------------
4.   Source of funds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      OO
------------------------------------------------------------------------------------- ------------------------------------
5.   Check box if disclosure of legal proceedings is required pursuant to
     Items 2(d) or 2(e).                                                              [ ]
------------------------------------------------------------------------------------- ------------------------------------
6.   Citizenship or place of organization. . . . . . . . . . . . . . . . . . . .      State of Delaware
------------------------------------------------ ------------------------------------ ------------------------------------
                Number of shares                 7.  Sole voting power
                                                 ------------------------------------ ------------------------------------
               beneficially owned                8.  Shared voting power              194,761,601(1)(2)
                                                 ------------------------------------ ------------------------------------
                    by each                      9.  Sole dispositive power
                                                 ------------------------------------ ------------------------------------
             reporting person with:              10. Shared dispositive power         22,678,609 (2)
------------------------------------------------ -------------------------------------------------------------------------
11.  Aggregate amount beneficially
     owned by each reporting person.             194,761,601(1)
                                                 -------------------------------------------------------------------------
12.  Check box if the aggregate amount
     in Row 11 excludes certain shares.          [ ]
                                                 -------------------------------------------------------------------------
13.  Percent of class represented by
     amount in Row (11). . . . . . . . . .       96.9%
                                                 -------------------------------------------------------------------------

14.  Type of reporting person . . . .  . .         CO
--------------------------------------------------------------------------------------------------------------------------

(1) The reporting person, Sentinel Capital Partners II, L.P., General Electric Capital Corporation, James M. Usdan, Thomas Fitzpatrick and John M. Slack may be deemed to be a "group" within the meaning of Section 13d-3 of the Securities Exchange Act of 1934, as amended, because of the existence of an agreement among them to vote their shares of capital stock of the issuer in favor of certain designees to the issuer's board of directors. Please see Items 1, 3, 4, 5 and 6 below for additional explanation. The reporting person disclaims beneficial ownership of 115,418,061 shares held in the name of Sentinel Capital Partners II, L.P., 35,602,366 shares held in the name of General Electric Capital Corporation, 17,363,176 shares held in the name of James M. Usdan, 2,400,635 shares held in the name of Thomas Fitzpatrick, and 1,298,754 shares held in the name of John M. Slack.

(2) 22,678,609 of these shares are held in the name of Midwest Mezzanine Fund II, L.P., and Midwest Mezzanine Fund II, L.P. reports shared voting and dispositive power with respect to these shares because of the affiliation of Midwest Mezzanine Fund II, L.P. with its direct and indirect owners. Although Midwest Mezzanine Fund II, L.P. has agreed in certain limited circumstances to sell its shares if Sentinel Capital Partners II, L.P. sells its shares, Midwest Mezzanine Fund II, L.P. disclaims any "shared dispositive power" with respect to its shares in connection with such obligations.

                                       13D

CUSIP No. 14844P105

------------------------------------------------------------------------------------- ------------------------------------
1.   Name of reporting  persons. . . . . . . . . . . . . . . . . . . . . . . . .      ABN AMRO Bank N.V.

     I.R.S. Identification Nos. of above persons (entities only).. . . . . . . .
------------------------------------------------------------------------------------- ------------------------------------
2.   Check the appropriate box if a member of a group                                 (a) [ ]
                                                                                      (b) [X]
------------------------------------------------------------------------------------- ------------------------------------
3.   SEC use only
------------------------------------------------------------------------------------- ------------------------------------
4.   Source of funds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      OO
------------------------------------------------------------------------------------- ------------------------------------
5.   Check box if disclosure of legal proceedings is required pursuant to Items
     2(d) or 2(e).
------------------------------------------------------------------------------------- ------------------------------------
6.   Citizenship or place of organization. . . . . . . . . . . . . . . . . . . .      The Netherlands
------------------------------------------------ ------------------------------------ ------------------------------------
               Number of shares                  7.  Sole voting power
                                                 ------------------------------------ ------------------------------------
              beneficially owned                 8.  Shared voting power               194,761,601(1)(2)
                                                 ------------------------------------ ------------------------------------
                   by each                       9.  Sole dispositive power
                                                 ------------------------------------ ------------------------------------
            reporting person with:               10. Shared dispositive power         22,678,609 (2)
------------------------------------------------ -------------------------------------------------------------------------
11.  Aggregate amount beneficially
     owned by each reporting person.             194,761,601(1)
                                                 -------------------------------------------------------------------------
12.  Check box if the aggregate amount
     in Row 11 excludes certain shares.          [ ]
                                                 -------------------------------------------------------------------------

13.  Percent of class represented by
     amount in Row (11). . . . . . . . . .       96.9%
                                                 -------------------------------------------------------------------------

14.  Type of reporting person. . . . . .         CO
--------------------------------------------------------------------------------------------------------------------------

(1) The reporting person, Sentinel Capital Partners II, L.P., General Electric Capital Corporation, James M. Usdan, Thomas Fitzpatrick and John M. Slack may be deemed to be a "group" within the meaning of Section 13d-3 of the Securities Exchange Act of 1934, as amended, because of the existence of an agreement among them to vote their shares of capital stock of the issuer in favor of certain designees to the issuer's board of directors. Please see Items 1, 3, 4, 5 and 6 below for additional explanation. The reporting person disclaims beneficial ownership of 115,418,061 shares held in the name of Sentinel Capital Partners II, L.P., 35,602,366 shares held in the name of General Electric Capital Corporation, 17,363,176 shares held in the name of James M. Usdan, 2,400,635 shares held in the name of Thomas Fitzpatrick, and 1,298,754 shares held in the name of John M. Slack.

(2) 22,678,609 of these shares are held in the name of Midwest Mezzanine Fund II, L.P., and Midwest Mezzanine Fund II, L.P. reports shared voting and dispositive power with respect to these shares because of the affiliation of Midwest Mezzanine Fund II, L.P. with its direct and indirect owners. Although Midwest Mezzanine Fund II, L.P. has agreed in certain limited circumstances to sell its shares if Sentinel Capital Partners II, L.P. sells its shares, Midwest Mezzanine Fund II, L.P. disclaims any "shared dispositive power" with respect to its shares in connection with such obligations.


                                       13D

CUSIP No. 14844P105

------------------------------------------------------------------------------------- ------------------------------------
1.   Name of reporting  persons. . . . . . . . . . . . . . . . . . . . . . . . .      ABN AMRO Holding N.V.

     I.R.S. Identification Nos. of above persons (entities only).. . . . . . . .
------------------------------------------------------------------------------------- ------------------------------------
2.   Check the appropriate box if a member of a group                                 (a) [ ]
                                                                                      (b) [X]
------------------------------------------------------------------------------------- ------------------------------------
3.   SEC use only
------------------------------------------------------------------------------------- ------------------------------------
4.   Source of funds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      OO
------------------------------------------------------------------------------------- ------------------------------------
5.   Check box if disclosure of legal proceedings is required pursuant to
     Items 2(d) or 2(e).
------------------------------------------------------------------------------------- ------------------------------------
6.   Citizenship or place of organization. . . . . . . . . . . . . . . . . . . .      The Netherlands
------------------------------------------------ ------------------------------------ ------------------------------------
              Number of shares                   7.  Sole voting power
                                                 ------------------------------------ ------------------------------------
             beneficially owned                  8.  Shared voting power              194,761,601(1)(2)
                                                 ------------------------------------ ------------------------------------
                  by each                        9.  Sole dispositive power
                                                 ------------------------------------ ------------------------------------
           reporting person with:                10. Shared dispositive power         22,678,609 (2)
------------------------------------------------ -------------------------------------------------------------------------
11.  Aggregate amount beneficially
     owned by each reporting person.             194,761,601(1)
                                                 -------------------------------------------------------------------------
12.  Check box if the aggregate amount
     in Row 11 excludes certain shares.          [ ]
                                                 -------------------------------------------------------------------------
13.  Percent of class represented by
     amount in Row (11). . . . . . . . . .       96.9%
                                                 -------------------------------------------------------------------------

14.  Type of reporting person. . . . . .         CO
--------------------------------------------------------------------------------------------------------------------------

(1) The reporting person, Sentinel Capital Partners II, L.P., General Electric Capital Corporation, James M. Usdan, Thomas Fitzpatrick and John M. Slack may be deemed to be a "group" within the meaning of Section 13d-3 of the Securities Exchange Act of 1934, as amended, because of the existence of an agreement among them to vote their shares of capital stock of the issuer in favor of certain designees to the issuer's board of directors. Please see Items 1, 3, 4, 5 and 6 below for additional explanation. The reporting person disclaims beneficial ownership of 115,418,061 shares held in the name of Sentinel Capital Partners II, L.P., 35,602,366 shares held in the name of General Electric Capital Corporation, 17,363,176 shares held in the name of James M. Usdan, 2,400,635 shares held in the name of Thomas Fitzpatrick, and 1,298,754 shares held in the name of John M. Slack.

(2) 22,678,609 of these shares are held in the name of Midwest Mezzanine Fund II, L.P., and Midwest Mezzanine Fund II, L.P. reports shared voting and dispositive power with respect to these shares because of the affiliation of Midwest Mezzanine Fund II, L.P. with its direct and indirect owners. Although Midwest Mezzanine Fund II, L.P. has agreed in certain limited circumstances to sell its shares if Sentinel Capital Partners II, L.P. sells its shares, Midwest Mezzanine Fund II, L.P. disclaims any "shared dispositive power" with respect to its shares in connection with such obligations.

Item 1. Security and Issuer.

     This statement on Schedule 13D (this "Statement") amends and supplements the statement on Schedule 13D of the Reporting Persons (defined below) that was originally filed on August 22, 2002, and relates to the common stock, $.000001 par value per share (the "Common Stock") of Castle Dental Centers, Inc., a Delaware corporation (sometimes referred to herein as "Issuer" or "Castle"). The principal executive offices of Castle are located at 3701 Kirby Drive, Suite 550, Houston, Texas 77098.

     This Amendment No. 1 to this Statement is being filed jointly by (i) Midwest Mezzanine Fund II, L.P., a Delaware limited partnership ("Midwest");
(ii) ABN AMRO Mezzanine Management II, L.P., a Delaware limited partnership and the general partner of Midwest (the "GP/LP"); (iii) ABN AMRO Mezzanine Management II, Inc., a Delaware corporation and the general partner of the GP/LP (the "Corporate GP"); (iv) LaSalle Bank Corporation, a Delaware corporation (f/k/a ABN AMRO North America, Inc.) and the owner of all the outstanding capital stock of the Corporate GP ("LaSalle Bank Corp."); (v) ABN AMRO North America Holding Company, a Delaware corporation and the owner of all the outstanding capital stock of LaSalle Bank Corp. ("AANA Holding"); (vi) ABN AMRO Bank N.V., a Netherlands corporation and the owner of all the outstanding capital stock of AANA Holding ("ABN AMRO Bank"); and (vii) ABN AMRO Holding N.V., a Netherlands corporation and the owner of all the outstanding capital stock of ABN AMRO Bank ("ABN AMRO Holding"). All of the filers of this Amendment No. 1 to this Statement are collectively, the "Reporting Persons." The joint filing agreement of the Reporting Persons is attached as Exhibit 1. The Reporting Persons, General Electric Capital Corporation ("GE"), Sentinel Capital Partners II, L.P. ("Sentinel"), James Usdan ("Usdan"), Thomas Fitzpatrick ("Fitzpatrick") and John M. Slack ("Slack") may be deemed to be a "group" within the meaning of Section 13d-3 of the Securities Exchange Act of 1934, as amended. The filing of this Amendment No. 1 to this Statement and the information contained in it shall not be deemed an admission by the Reporting Persons that a group exists. The Reporting Persons understand that each of GE, Sentinel, Usdan, Fitzpatrick and Slack (i) has filed or will file an amendment to its separate
Schedule 13D filing with respect to the shares of Common Stock owned beneficially by such person or (ii) has filed or will file a Schedule 13D with respect to the shares of Common Stock owned beneficially by such person.

Item 2. Identity and Background.

     1. Midwest Mezzanine Fund II, L.P. is a Delaware limited partnership. The principal business of Midwest is providing junior capital to middle-market companies. The address of Midwest's principal business is as follows:

        Midwest Mezzanine Fund II, L.P.
        135 South LaSalle Street, Suite 2040
        Chicago, Illinois 60603

     2. ABN AMRO Mezzanine Management II, L.P. is a Delaware limited partnership. The principal business of the GP/LP is to act as the general partner of Midwest. The address of the GP/LP's principal business is as follows:

         ABN AMRO Mezzanine Management II, L.P.
         135 South LaSalle Street, Suite 2040
         Chicago, Illinois 60603

     3. ABN AMRO Mezzanine Management II, Inc. is a Delaware corporation. The principal business of the Corporate GP is to act as the general partner of the GP/LP, which is the general partner of Midwest. The Company GP is a wholly-owned subsidiary of LaSalle Bank Corp. The address of the Corporate GP's principal business is as follows:

        ABN AMRO Mezzanine Management II, Inc.
        135 South LaSalle Street, Suite 2040
        Chicago, Illinois 60603

     4. LaSalle Bank Corporation (f/k/a ABN AMRO North America, Inc.) is a Delaware corporation and a wholly-owned subsidiary of AANA Holding. The principal business of LaSalle Bank Corp., a U.S. multi-bank holding company, is banking and related activities. The address of LaSalle Bank Corp.'s principal office is as follows:

        LaSalle Bank Corporation
        135 South LaSalle Street
        Chicago, Illinois 60603

     5. ABN AMRO North America Holding Company is a Delaware corporation and a wholly-owned subsidiary of ABN AMRO Bank. The principal business of AANA Holding, a financial holding company, is banking and related activities. The address of AANA Holding's principal office is as follows:

        ABN AMRO North America Holding Company
        135 South LaSalle Street
        Chicago, Illinois 60603

     6. ABN AMRO Bank N.V. is a Netherlands corporation and a wholly-owned subsidiary of ABN AMRO Holding. The principal business of ABN AMRO Bank is banking. The address of ABN AMRO Bank's principal office is as follows:

        ABN AMRO Bank N.V.
        Gustav Mahlerlaan 10
        1082 PP Amsterdam
        The Netherlands

     7. ABN AMRO Holding N.V. is a Netherlands corporation. The principal business of ABN AMRO Holding, an international multi-bank holding company, is banking and related financial services. The address of ABN AMRO Holding's principal executive office is as follows:

        ABN AMRO Holding N.V.
        Gustav Mahlerlaan 10
        1082 PP Amsterdam
        The Netherlands

     8. None of the Reporting Persons or, to the Reporting Persons' knowledge, the individuals listed in numbered section 10 below, are required to disclose legal proceedings pursuant to Item 2(d).

     9. None of the Reporting Persons or, to the Reporting Persons' knowledge, the individuals listed in numbered section 10 below, are required to disclose legal proceedings pursuant to Item 2(e).

     10. Identity and Background of each Executive Officer and Director of:

          (a)  Midwest Mezzanine Fund II, L.P.

               (i) Midwest does not have a separate board of directors or executive officers. Management and investment decisions are made by the GP/LP, which is the general partner of Midwest. The GP/LP acts by and through the board of directors of the Corporate GP, the general partner of the GP/LP.

          (b)  ABN AMRO Mezzanine Management II, L.P.

               (i) The GP/LP does not have a separate board of directors or executive officers. The GP/LP acts by and through the board of directors of the Corporate GP, the general partner of the GP/LP.

          (c)  ABN AMRO Mezzanine Management II, Inc.

               (i)  Board Members:

                    1.   David A. Gezon

                         (a)  Name: See above
                         (b)  Business address:
                              135 South LaSalle Street
                              Suite 2040
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              President and CEO - Corporate GP and ABN
                               AMRO Mezzanine Management, Inc.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    2.   J. Allan Kayler

                         (a)  Name: See above
                         (b)  Business address:
                              135 South LaSalle Street
                              Suite 2040
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Executive Vice President - Corporate GP and ABN
                               AMRO Mezzanine Management, Inc.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    3. Thomas C. Heagy

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Director - AANA Holding
                              Director and Vice Chairman - LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    4.   Herman Siegelaar

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Executive Vice President and Chief Risk Officer -
                               LaSalle Bank Corp.
                              Executive Vice President - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

               (ii) Executive Officers:

                    1.   Thomas C. Heagy

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Director - AANA Holding
                              Director and Vice Chairman -  LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    2.   David A. Gezon

                         (a)  Name: See above
                         (b)  Business address:
                              135 South LaSalle Street
                              Suite 2040
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              President and CEO - Corporate GP and ABN AMRO
                               Mezzanine Management, Inc.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    3.   J. Allan Kayler

                         (a)  Name: See above
                         (b)  Business address:
                              135 South LaSalle Street
                              Suite 2040
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Executive Vice President - Corporate GP and ABN
                               AMRO Mezzanine Management, Inc.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    4.   C. Michael Foster

                         (a)  Name: See above
                         (b)  Business address:
                              135 South LaSalle Street
                              Suite 2040
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Senior Vice President - Corporate GP and ABN AMRO
                               Mezzanine Management, Inc.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    5.   Sherry E. Bowden

                         (a)  Name: See above
                         (b)  Business address:
                              135 South LaSalle Street
                              Chicago, Illinois 60603

                         (c)  Principal occupation:
                              Group Senior Vice President - LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

          (d)  LaSalle Bank Corporation

               (i)  Board Members:

                    1.   Norman R. Bobins

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              President and Chief Executive Officer -
                               LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    2.   John A. Canning, Jr.

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              President - Madison Dearborn Partners
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    3.   Nancy C. DeSombre

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              President - Harold Washington College
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    4.   Craig J. Duchossois

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Chief Executive Officer - Duchossois
                               Industries, Inc.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    5.   Thomas L. Fisher

                         (a)  Name: See above

                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Chairman of the Board and Chief Executive
                               Officer - Nicor Inc.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    6.   Donald H. Haider

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Professor - Kellogg School of Management
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    7.   William R. Halling

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Retired Managing Partner and Director - KPMG, LLC

                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    8.   Thomas C. Heagy

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Director and Vice Chairman - LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    9.   Scott K. Heitmann

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Director and Vice Chairman - LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    10.  Joost Ch. L. Kuiper

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Member of the Managing
                               Board - ABN AMRO Bank N.V.
                              Director and Chairman - LaSalle Bank Corp.
                              Director, President and CEO - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    11.  Harvey N. Medvin

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Executive Vice President and Chief Financial
                                Officer - Aon Corporation
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    12.  James B. Nicholson

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              President and Chief Executive Officer -
                               PVS Chemicals, Inc.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    13.  William F. Pickard

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Chairman and Chief Executive Officer -
                               Global Automotive Alliance, LLC
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    14.  Glenda D. Price

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603

                         (c)  Principal occupation:
                              President - Marygrove College
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    15.  John Rau

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              President and Chief Executive Officer -
                               Miami Corporation
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    16.  Cordell Reed

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Retired Senior Vice President -
                               Commonwealth Edison Company
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    17.  Jerry M. Reinsdorf

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Chairman - Chicago White Sox
                              Chairman - Chicago Bulls
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    18.  Richard A. Stein

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Senior Managing Director - Mesirow
                               Stein Real Estate, Inc.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    19.  Joseph E. Valenti, Jr.

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              President and Chief Executive Officer - Valenti
                                 Builders, Inc.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    20.  Stephen A. Van Andel

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                               Chairman - Amway Corporation
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    21.  Arthur R. Velasquez

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Chairman of the Board, President and Chief
                               Executive Officer - Azteca Foods, Inc.

                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    22.  James A. Williams

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Chairman and President - Williams, Williams
                               Ruby & Plunkeett PC
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

               (ii) Executive Officers:

                    1.   Joost Ch. L. Kuiper

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Member of the Managing Board - ABN AMRO Bank N.V. Director and Chairman - LaSalle Bank Corp. Director, President and CEO - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    2.   Thomas C. Heagy

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Director and Vice Chairman - LaSalle Bank Corp. Director - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    3.   Scott K. Heitmann

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Director and Vice Chairman - LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    4.   Norman R. Bobins

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              President and CEO - LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    5.   M. Hill Hammock

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Chief Operating Officer and Chief Information
                                Officer - LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    6.   Thomas Goldstein

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603

                         (c)  Principal occupation:
                              Executive Vice President and Chief Financial
                               Officer - LaSalle Bank Corp.
                              Director, Chief Financial Officer and
                               Treasurer - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    7.   Willie J. Miller, Jr.

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Executive Vice President and Chief Legal Officer -
                                LaSalle Bank Corp.
                              Executive Vice President and Chief Legal
                                Officer - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    8.   Stephen Mack

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Executive Vice President and Chief Audit Officer -
                                LaSalle Bank Corp.
                              Auditor - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    9.   Herman Siegelaar

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603

                         (c)  Principal occupation:
                              Executive Vice President and Chief Risk Officer -
                               LaSalle Bank Corp.
                              Executive Vice President - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    10.  Jeffrey L. Conner

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Executive Vice President - LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    11.  Albert P. Harker, Jr.

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Executive Vice President - LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    12.  Marty Penstein

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Executive Vice President - LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    13.  Thomas P. Zidar

                         (a)  Name: See above

                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Executive Vice President - LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

          (e)  ABN AMRO North America Holding Company

               (i)  Board Members:

                    1.   Thomas M. Goldstein

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Executive Vice President and Chief Financial
                               Officer - LaSalle Bank Corp.
                              Director, Chief Financial Officer and
                               Treasurer - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    2.   Thomas C. Heagy

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Director and Vice Chairman - LaSalle Bank Corp. Director - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    3.   Joost Ch. L. Kuiper

                         (a)  Name: See above
                         (b)  Business address:
                               ABN AMRO Bank N.V.

                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Director and Chairman of the Board - LaSalle Bank
                               Corp.
                              Director, President and CEO - AANA Holding
                              Member of the Managing Board - ABN AMRO Bank N.V.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    4.   Kristen M. Fletcher

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Director - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

               (ii) Executive Officers:

                    1.   Joost Ch. L. Kuiper

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Member of the Managing Board - ABN AMRO Bank N.V. Director and Chairman - LaSalle Bank Corp. Director, President and CEO - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    2.   Thomas M. Goldstein

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603

                         (c)  Principal occupation:
                              Executive Vice President and Chief
                               Financial Officer - LaSalle Bank Corp.
                              Director, Chief Financial Officer and
                               Treasurer - ANNA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    3.   Willie J. Miller, Jr.

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Executive Vice President and Chief Legal Officer
                               - LaSalle Bank Corp.
                              Executive Vice President and Chief
                               Legal Officer - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    4.   Herman Siegelaar

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Executive Vice President and Chief Risk Officer -
                                LaSalle Bank Corp.
                              Executive Vice President - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    5.   Randall T. Conte

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Vice President and Controller - AANA Holding

                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    6.   Stephen C. Mack

                         (a)  Name: See above
                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              Auditor - AANA Holding
                              Executive Vice President
                              and Chief Auditing Officer
                              - LaSalle Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

          (f)  ABN AMRO Bank N.V.

               (i) Board Members (known as Supervisory Board Members): Same as the individuals who are members of the Supervisory Board of ABN AMRO Holding - see (g)(i) below.

               (ii) Executive Officers (known as Managing Board Members): Same as the individuals who are members of the Managing Board of ABN AMRO Holding - see (g)(ii) below - plus the following additional individuals:

                    1.   F.C. Barbosa

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Brazil
                              Av. Paulista 1374-3rd Floor
                              CEP 01310-916
                              Sao Paulo, Brazil
                         (c)  Principal occupation:
                              Senior Executive Vice President/Consumer &
                               Commercial Clients/CEO of the BU Brazil
                              President of ABN AMRO Brazil
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: Brazil

                    2.   Norman R. Bobins

                         (a)  Name: See above

                         (b)  Business address:
                              LaSalle Bank Corporation
                              135 South LaSalle Street
                              Chicago, Illinois 60603
                         (c)  Principal occupation:
                              President and Chief Executive Offer - LaSalle
                               Bank Corp.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    3.   A.E.J.M. Cook-Schaapveld

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Senior Executive Vice President/Wholesale
                               Clients/BUHead TMTH (including Health Care)
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    4.   T. Cross-Brown

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              82 Bishopsgate
                              London EC2N 4BN
                              United Kingdom
                         (c)  Principal occupation:
                              Senior Executive Vice President/Private
                              Clients & Asset Management/Asset  Management,
                              London
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: Great Britain

                    5.   F.G.H. Deckers

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands

                         (c)  Principal occupation:
                              Senior Executive Vice President/Consumer &
                               Commercial Clients/CEO of the BU Netherlands
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    6.   G.B.J. Hartsink

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Senior Executive Vice President/Corporate
                               Centre/Group Operations
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    7.   J.J. Kamp

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Senior Executive Vice President/Corporate
                               Centre/DG Legal & Compliance
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    8.   A.M. Kloosterman

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Senior Executive Vice President/Wholesale
                               Clients/Country Coverage
                         (d)  See 8 above

                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    9.   Ir E.H. Kok

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Senior Executive Vice President/Wholesale
                              Clients/Loan Products
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    10.  G.J.A. Louw

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Senior Executive Vice President/Corporate
                               Center/Group HR
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    11.  J.W. Meeuwis

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Senior Executive Vice President/Wholesale
                                Clients/Country Coverage Head Netherlands
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    12.  R.J. Meuter

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Senior Executive Vice President/Wholesale
                               Clients/Client Coverage Officer NL
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    13.  H. Mulder

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Senior Executive Vice President/Corporate
                               Centre/Risk Management
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    14.  M.B.G.M. Oostendorp

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Senior Executive Vice President/Corporate
                                Center/Group Finance
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    15.  R.C. van Paridon

                         (a)  Name: See above

                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Senior Executive Vice President/Wholesale
                               Clients/GTS Custody & Clearing
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    16.  J.P. Schmittmann

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Senior Executive Vice President/Private
                               Clients & Asset Management/Private Clients (+NGM)
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    17.  J. Sijbrand

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Senior Executive Vice President/Wholesale
                               Clients/Chief Risk Officer
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    18.  R. Teerlink

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands

                         (c)  Principal occupation:
                              Senior Executive Vice President/Wholesale
                               Clients/TOPS
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    19.  P.N.N. Turner

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              250 Bishopsgate
                              London EC2M 4AA
                              United Kingdom
                         (c)  Principal occupation:
                              Senior Executive Vice President/Wholesale
                               Clients/Co -Head Corporate Finance
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: Great Britain

                    20.  S.M. Zavatti

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Asia
                              G.P.O. Box 61
                              Hong Kong, China
                         (c)  Principal occupation:
                              Senior Executive Vice President/Wholesale
                               Clients/Financial Institutions & Public
                               Sector (FIPS)
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

          (g)  ABN AMRO Holding N.V.

               (i)  Board Members (known as Supervisory Board Members):

                    1.   A. A. Loudon, Chairman

                         (a)  Name: See above
                         (b)  Business address:
                              AKZO Nobel N.V.
                              P.O. Box 9300
                              6800 SB Arnhem
                              The Netherlands

                         (c)  Principal occupation:
                              Retired Former Chairman - AKZO NOBEL N.V.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    2.   Martin C. van Veen, Vice Chairman

                         (a)  Name: See above
                         (b)  Home address:
                              Herman Heyermansweg 5
                              1077 WJ Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Retired
                              Former Chairman of the Board of Management of
                               Koninklijke Hoogovens N.V.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    3.   W. Dik

                         (a)  Name: See above
                         (b)  Home address:
                              Antwerpsebaan 10
                              5268 KB Helvoirt
                              The Netherlands
                         (c)  Principal occupation:
                              Retired
                              Former Chairman of the Board of Management of
                               Royal KPN N.V.
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    4.   A. Burgmans

                         (a)  Name: See above
                         (b)  Business address:
                              Unilever N.V.
                              P.O. Box 760
                              3000 DK Rotterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Chairman of the Board of Unilever N.V.
                         (d)  See 8 above
                         (e)  See 9 above

                         (f)  Citizenship: The Netherlands

                    5.   D.R.J. Baron De Rothschild

                         (a)  Name: See above
                         (b)  Business address:
                              Rothschild & Cie Banque
                              17, Avenue Matignon (4th floor)
                              75008 Paris - France
                         (c)  Principal occupation:
                              Senior Partner - Rothschild & Cie Banque
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: France

                    6.   L.S. Groenman

                         (a)  Name: See above
                         (b)  Home address:
                              Schippersgracht 12
                              3603 BC Maarssen
                              The Netherlands
                         (c)  Principal occupation:
                              Crownmember Sociaal-Economische Raad (SER)
                              Chairman - Clara Wichman Instituut
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    7.   T.A. Maas-de-Brouwer

                         (a)  Name: See above
                         (b)  Business address:
                              Hay Group bv
                              Arnhemse Bovenweg 140
                              3708 AH Zeist
                              The Netherlands
                         (c)  Principal occupation:
                              Business Developer - Hay Group bv
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    8.   P.J. Kalff

                         (a)  Name: See above

                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              (PAC HQ1091)
                              P.O. Box 23
                              1000 EA Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Former Chairman of the
                              Managing Board of ABN
                               AMRO Holding and ABN AMRO Bank
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    9.   Arthur C. Martinez

                         (a)  Name: See above
                         (b)  Business address:
                              Sears Tower
                              Suite 9800
                              P.O. Box 061079
                              Chicago, Illinois 60606
                         (c)  Principal occupation:
                              Former Chairman, President and Chief Executive
                               Officer -  Sears, Roebuck & Co., Inc., Chicago
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: United States

                    10.  M. V. Pratini de Moraes

                         (a)  Name: See above
                         (b)  Business address:
                              Rua do Passeio 70
                              12th Floor
                              CEP 22021-290 Rio de Janeiro
                              Brazil
                         (c)  Principal occupation:
                              Minister of Agriculture, Livestock and Food Supply
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: Brazil

                    11.  P. Scaroni

                         (a)  Name: See above
                         (b)  Business address:
                              Vialo Regina Margharite 137
                              00198 Roma
                              Italy
                         (c)  Principal occupation:
                              Chief Executive Officer Enel S.p.A., Italy
                         (d)  See 8 above

                         (e)  See 9 above
                         (f)  Citizenship: Italy

                    12.  Lord Sharman of Redlynch

                         (a)  Name: See above
                         (b)  Business address:
                              1st Floor
                         (c)  43-45 Portman Square
                              London
                              W1H 6LY
                              United Kingdom
                         (d)  Principal occupation:
                              Chairman, Aegis Group plc
                         (e)  See 8 above
                         (f)  See 9 above
                         (g)  Citizenship: Great Britain

               (ii) Executive Officers (known as Managing Board Members)

                    1.   Rijkman Groenink

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Chairman of the Managing Board - ABN AMRO
                                Holding and ABN AMRO Bank
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    2.   Wilco Jiskoot

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Managing Board Member - ABN AMRO Holding
                               and ABN AMRO Bank
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    3.   Tom de Swaan

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Managing Board Member - ABN AMRO Holding
                               and ABN AMRO Bank
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    4.   Joost Ch. L. Kuiper

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Member of the Managing Board - ABN AMRO
                               Bank N.V
                              Director and Chairman - LaSalle Bank Corp.
                              Director, President and CEO - AANA Holding
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    5.   Coenraad Hendrik Adolph Collee

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Managing Board Member - ABN AMRO Holding and
                               ABN AMRO Bank
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: The Netherlands

                    6.   Hugh Scott-Barrett

                         (a)  Name: See above
                         (b)  Business address:
                              ABN AMRO Bank N.V.
                              Gustav Mahlerlaan 10
                              1082 PP Amsterdam
                              The Netherlands
                         (c)  Principal occupation:
                              Managing Board Member - ABN AMRO Holding and
                               ABN AMRO Bank
                         (d)  See 8 above
                         (e)  See 9 above
                         (f)  Citizenship: Great Britain

11.  Identity and Background of Each Person Controlling:

     (a)  Midwest Mezzanine Fund II, L.P.:

          (i)   ABN AMRO Mezzanine Management II, L.P.
          (ii)  ABN AMRO Mezzanine Management II, Inc.
          (iii) LaSalle Bank Corporation
          (iv)  ABN AMRO North America Holding Company
          (v)   ABN AMRO Bank N.V.
          (vi)  ABN AMRO Holding N.V.

     (b)  ABN AMRO Mezzanine Management II, L.P.:

          (i)   ABN AMRO Mezzanine Management II, Inc.
          (ii)  LaSalle Bank Corporation
          (iii) ABN AMRO North America Holding Company
          (iv)  ABN AMRO Bank N.V.
          (v)   ABN AMRO Holding N.V.

     (c)  ABN AMRO Mezzanine Management II, Inc.:

          (i)   LaSalle Bank Corporation
          (ii)  ABN AMRO North America Holding Company
          (iii) ABN AMRO Bank N.V.
          (iv)  ABN AMRO Holding N.V.

     (d)  LaSalle Bank Corporation:

          (i)   ABN AMRO North America Holding Company
          (ii)  ABN AMRO Bank N.V.
          (iii) ABN AMRO Holding N.V.

     (e)  ABN AMRO North America Holding Company:

          (i)   ABN AMRO Bank N.V.
          (ii)  ABN AMRO Holding N.V.

     (f)  ABN AMRO Bank N.V.:

          (i)   ABN AMRO Holding N.V.

     (g)  ABN AMRO Holding N.V.: None

     12. Identity and Background of Each Director of any Corporation or Other Person Ultimately in Control of:

     (a) Midwest Mezzanine Fund II, L.P.: See 10(b)(i), 10(c)(i), 10(d)(i), 10(e)(i), 10(f)(i) and 10(g)(i) above.
     (b) ABN AMRO Mezzanine Management II, L.P.: See 10(c)(i), 10(d)(i), 10(e)(i), 10(f)(i) and 10(g)(i) above.
     (c) ABN AMRO Mezzanine Management II, Inc.: See 10(d)(i), 10(e)(i), 10(f)(i) and 10(g)(i) above.
     (d)  LaSalle Bank Corporation: See 10(e)(i), 10(f)(i) and 10(g)(i) above.
     (e) ABN AMRO North America Holding Company: See 10(f)(i) and 10(g)(i) above.
     (f)  ABN AMRO Bank N.V.: See 10(g)(i) above.
     (g)  ABN AMRO Holding N.V.: None

     13. Identity and Background of Each Executive Officer of any Corporation or Other Person Ultimately in Control of:

     (a) Midwest Mezzanine Fund II, L.P.: See 10(b)(i), 10(c)(ii), 10(d)(ii), 10(e)(ii), 10(f)(ii) and 10(g)(ii) above.
     (b) ABN AMRO Mezzanine Management II, L.P.: See 10(c)(ii), 10(d)(ii), 10(e)(ii), 10(f)(ii) and 10(g)(ii) above.
     (c) ABN AMRO Mezzanine Management II, Inc.: See 10(d)(ii), 10(e)(ii), 10(f)(ii) and 10(g)(ii) above.
     (d) LaSalle Bank Corporation: See 10(e)(ii), 10(f)(ii) and 10(g)(ii) above.
     (e) ABN AMRO North America Holding Company: See 10(f)(ii) and 10(g)(ii) above.
     (f)  ABN AMRO Bank N.V.: See 10(g)(ii) above.
     (g)  ABN AMRO Holding N.V.: None

Item 3. Source and Amount of Funds or Other Consideration.

     On May 15, 2003, Midwest, GE, Sentinel, Castle, Usdan, Fitzpatrick and Slack entered into a Preferred Stock and Subordinated Note Purchase Agreement (the "Purchase Agreement") pursuant to which Castle issued to: (1) Midwest 5,644 shares of Series B Convertible Preferred Stock of Castle (the "Series B Preferred Stock") in exchange for all of Midwest's right, title and interest in and to (i) a senior subordinated convertible promissory note of Castle dated July 19, 2002 in the principal amount of $500,000 which, as of May 15, 2003 had a balance of principal and interest in an amount equal to $564,430, and (ii) a stock purchase warrant exercisable for 5,286,489 shares of Common Stock; (2) GE 5,644 shares of Series B Preferred Stock in exchange for all of GE's right, title and interest in and to (i) a senior subordinated convertible promissory note of Castle dated July 19, 2002 in the principal amount of $500,000 which, as of May 15, 2003 had a balance of principal and interest in an amount equal to $564,430 and which convertible note was initially issued to Heller Financial, Inc., GE's wholly-owned subsidiary ("Heller") and was assigned to GE by Heller on or about May 15, 2003, and (ii) a stock purchase warrant exercisable for 5,286,489 shares of Common Stock, which warrant was originally issued to Heller and was assigned to GE by Heller on or about May 15, 2003; (3) Sentinel (a) 55,386 shares of Series B Preferred Stock in exchange for a cash payment of $5,538,600 and (b) a $6,461,700 subordinated note of Castle in exchange for a cash payment of $6,461,700; (4) Usdan (a) 8,022 shares of Series B Preferred Stock in exchange for all of Usdan's right, title and interest in and to (i) a senior subordinated convertible promissory note of Castle dated July 19, 2002 in the principal amount of $700,000 which, as of May 15, 2003 had a balance of principal and interest in an amount equal to $790,203,
(ii) a stock purchase warrant exercisable for 7,401,084 shares of Common Stock, and (iii) a cash payment of $12,000, and (b) a $14,000 subordinated note payable of Castle in the original principal amount of $14,000 in exchange for a cash payment of $14,000; (5) Fitzpatrick (a) 1,152 shares of Series B Preferred Stock in exchange for a cash payment of $115,200 and (b) a $134,400 subordinated note of Castle in exchange for a cash payment of $134,400; and (6) Slack (a) 462 shares of Series B Preferred Stock in exchange for a cash payment of $46,200 and
(b) a $53,900 subordinated note of Castle in exchange for a cash payment of $53,900. The convertible securities acquired pursuant to the terms of the Purchase Agreement could be converted into the following number of shares of Castle's Common Stock: Midwest 11,761,447 shares of Common Stock, GE 11,761,447 shares of Common Stock, Sentinel 115,418,061 shares of Common Stock, Usdan 16,716,926 shares of Common Stock, Fitzpatrick 2,400,635 shares of Common Stock and Slack 962,754 shares of Common Stock.

     In addition to the foregoing, Castle has agreed to issue up to 2,880 shares of Series B Preferred Stock for an aggregate purchase price of $288,000 in cash and convertible promissory notes in the aggregate principal amount of up to $336,000 to various persons acceptable to Castle and Sentinel; provided, however, that any such shares or notes that remain unpurchased on September 30, 2003 shall be purchased by Sentinel. All such additional purchasers shall be required to become a party to the Stockholders Agreement (as defined below) and become subject to its terms and conditions.

     The Certificate of Designations, Rights and Preferences of Series B Convertible Preferred Stock (the "Series B Certificate of Designation") that governs the terms of the Series B Preferred Stock provides that the holders of a majority of the Series B Preferred Stock shall have the exclusive right to elect four of the members of the Board of Directors of Castle (the "Board of Directors") (see Item 4(d)). Upon Castle's filing of the Amendment to the Certificate of Designations, Rights and Preferences of Series A Convertible Preferred Stock (the "Series A Amendment"), the Series A Certificate of Designation, which gave to the holders of Series A-1 Preferred Stock the exclusive right to elect a number of directors equal to a majority of the members of the Board of Directors, will be amended to delete such right. Upon the filing of the Series A Amendment, the Series A Preferred Stock will also be granted anti-dilution rights equivalent to those included in the Series B Certificate of Designation.

     In connection with the acquisition of the Series B Preferred Stock, Midwest, GE, Sentinel, Castle, Usdan, Fitzpatrick and Slack entered into a Stockholders Agreement, dated as of May 15, 2003 (the "Stockholders Agreement") which provides, among other things, for special voting rights with respect to the designation and election of directors of Castle and its subsidiaries certain "tag along" rights, and certain "drag along" obligations binding on the holders of Castle's capital stock that are a party to such agreement, all in accordance with the terms and conditions contained therein.

     In connection with the acquisition of the Series B Preferred Stock, Midwest, GE, Sentinel, Castle, Usdan, Fitzpatrick and Slack entered into a Registration Rights Agreement, dated as of May 15, 2003 (the "Registration Rights Agreement") which provides, among other things, for certain "demand registration" and "piggyback registration" rights with respect to the convertible securities held by the parties to such agreement, all in accordance with the terms and conditions contained therein.

     In connection with the acquisition of the Series B Preferred Stock, Midwest, Heller, Usdan and Castle terminated an Investors Agreement, dated as of July 19, 2002 (the "Investors Agreement"), which had provided, among other things, for certain restrictions on Castle's activities, certain "rights of first refusal," and certain special voting rights with respect to the designation and election of directors of Castle and its subsidiaries, all in accordance with the terms and conditions contained therein.

     In connection with the acquisition of the Series B Preferred Stock, Midwest, Heller and Usdan terminated, as to themselves, a Registration Rights Agreement dated as of July 19, 2002 (the "Prior Registration Rights Agreement"), which had provided, among other things, for certain registration rights with respect to the shares of Common Stock issuable upon conversion or exchange of the convertible securities acquired by them in the transaction that closed July 19, 2002.

     In connection with the acquisition of the Series B Preferred Stock, Midwest, Heller and Usdan terminated a Stockholders Agreement dated as of July 19, 2002 (the "Prior Stockholder Agreement"), which had provided, among other things, for certain restrictions on Castle's activities and certain "tag along" rights and preemptive rights applicable to themselves and certain other parties thereto.

     The termination of the Investors Agreement, the Prior Registration Rights Agreement, and the Prior Stockholders Agreement occurred pursuant to a certain Termination of Investors Agreement, Amendment and Termination of Registration Rights Agreement, and Termination of Stockholders Agreement, each dated as of May 15, 2003.

     References to, and descriptions of, the Purchase Agreement, the Series A Amendment, the Series B Certificate of Designation, the Stockholders Agreement, and the Registration Rights Agreement and the transactions contemplated thereby as set forth in this Statement are qualified in their entirety by reference to the copies of the Purchase Agreement, the Series A Amendment, the Series B Certificate of Designation, the Stockholders Agreement, and the Registration Rights Agreement, respectively, included as Exhibits 2, 3, 4, 5, and 6, respectively, to this Statement, and are incorporated herein in their entirety where such references and descriptions appear.

Item 4.  Purpose of Transaction.

     (a)-(c) Not applicable.

     (d) Prior to the filing of the Series A Amendment in connection with the issuance of the Series B Preferred Stock, the Certificate of Designations, Rights and Preferences of Series A Convertible Preferred Stock (the "Series A Certificate of Designation") gave the holders of the Series A Preferred Stock the exclusive right to elect a number of directors equal to a majority of the members of the Board of Directors. Series B Certificate of Designation provides that the holders of a majority of the Series B Preferred Stock have the exclusive right to elect four of the members of the Board of Directors of Castle. Pursuant to the Series A Certificate of Designation, as amended by the Series A Amendment, and the Series B Certificate of Designation, the holders of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, and the Series B Preferred Stock vote together with the holders of the Common Stock on all matters submitted to a vote of the stockholders of Castle. The Series A-1 Preferred Stock and the Series A-2 Preferred Stock have the number of votes per share of Preferred Stock equal to 182.7 shares of Common Stock (subject to adjustment pursuant to the terms provided therein). The Series B Preferred Stock have the number of votes per share of Preferred Stock equal 2083.9 shares of Common Stock (subject to adjustment pursuant to the terms provided therein).

     Pursuant to the Stockholders Agreement, each of Midwest, GE, Sentinel, Usdan, Fitzpatrick and Slack agreed to take all actions necessary at any time and from time to time including, but not limited to, the voting of its shares of stock of Castle, the execution of written consents, and the attending of meetings in person or by proxy so as to (i) cause the number of directors of the Board of Directors to be established at seven (provided such number of directors can be increased at the direction of Sentinel) and (ii) elect to Castle's Board of Directors (x) such number of individuals named by Sentinel as equals a majority of the total number of directors; (y) the Chief Executive Officer of Castle; and (z) the remaining directors as may be named by holders of a majority of the Common Stock represented by the shares of Series A-1 Preferred Stock, the Series A-2 Convertible Preferred Stock of Castle (the "Series A-2 Preferred Stock") and the Series B Preferred Stock (on a fully diluted as if converted basis) held by Midwest, GE, and Usdan. Paul G. Kreie resigned as a Director of Castle effective 10 days after the filing of Castle's Information Statement. David S. Lobel, Fitzpatrick, and Paul F. Murphy will be appointed to the Board of Directors to fill vacancies in the Board of Directors, such appointments to be effective 10 days after the filing of Castle's Information Statement.

     (e) The Series B Preferred Stock was created by the filing of the Series B Certificate of Designation. The issuance of Series B Preferred Stock increased the number of shares outstanding on a fully diluted as if converted basis by 159,021,270 shares of Common Stock. Pursuant to the Purchase Agreement, Castle has agreed to file an amendment with the Secretary of State of Delaware to increase the number of authorized shares of Common Stock to 250,000,000 (the "Authorized Share Amendment") within 21 days following the mailing of the Information Statement to the stockholders of Castle.

     (f) Not applicable.

     (g) On May 15, 2003, the Series B Certificate of Designation was filed with the Secretary of the State of Delaware providing, among other things, that the holders of the Series B Preferred Stock have the right to elect four members of the Board of Directors. The filing of the Series A Amendment and the Authorized Share Amendment will have the effect, among other things, of giving the Series A-1 Preferred Stock anti-dilution rights, eliminating the right of the holders of Series A-1 Preferred Stock to control the election of a majority of the directors and increasing the number of shares of Common Stock to 250,000,000. In addition, the Stockholders Agreement provides that as long as Sentinel and/or its affiliates hold a majority of the shares of Common Stock (on a fully diluted as if converted basis) issued to it on May 15, 2003, (i) Sentinel has the right to name a majority of the directors of Castle and (ii) Sentinel has the right to approve certain material actions by Castle, including, but not limited to, issuances of capital stock, declaration of dividends, amendment of Castle's senior credit facilities, including material indebtedness, and acquisitions.

     (h)-(i) Not Applicable.

     (j) Other than described above, neither Midwest nor any other Reporting Person currently has any plan or proposals which relate to, or may result in, any of the matters listed in Items 4(a)-(j) of this Statement.

     References to, and descriptions of, the Stockholders Agreement, the Series A Preferred Stock, the Series B Preferred Stock and the relative rights of those securities as set forth above in this Item 4 are qualified in their entirety by reference to the copies of such documents included as Exhibits 3, 4, and 5, respectively, to this Statement, and incorporated in this Item 4 in their entirety where such references and descriptions appear.

Item 5.  Interest in Securities of the Issuer.

     (a)-(b) As a result of the consummation of the transactions contemplated by the Purchase Agreement, (i) the Reporting Persons may be deemed to be the beneficial owners of the 22,678,609 shares of Common Stock issuable upon the conversion of the Series A-1 Preferred Stock and the Series B Preferred Stock held by Midwest (the "Midwest Shares"), which represent 11.3% of the shares of Common Stock (Midwest reports shared voting and dispositive power with respect to these shares as described in footnotes 1 and 2 on page two of this Statement); (ii) GE is the beneficial owner of the 35,602,366 shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock and the Series B Preferred Stock and exercise of warrant exercisable for Series A-2 Preferred Stock (and the subsequent conversion of the Series A-2 Preferred Stock issuable upon exercise of such warrant) currently held by GE (the "GE Shares"), which represent 17.7% of the shares of Common Stock; (iii) Sentinel is the beneficial owner of the 115,418,061 shares of Common Stock issuable upon conversion of the Series B Preferred Stock (the "Sentinel Shares"), which represent 57.4% of the shares of Common Stock; (iv) Usdan is the beneficial owner of 17,363,176 shares of Common Stock issuable upon the conversion of the Series A-1 Preferred Stock and Series B Preferred Stock held by Usdan, the exercise of currently vested options for 556,250 shares of Common Stock and 90,000 shares of Common Stock held by Usdan (the "Usdan Shares"), which represent 8.6% of the shares of Common Stock; (f) Fitzpatrick is the beneficial owner of 2,400,635 shares of Common Stock issuable upon the exercise of Series B Preferred Stock held by Fitzpatrick (the "Fitzpatrick Shares"), which represent 1.2% of the shares of Common Stock; and (vi) Slack is the beneficial owner of 1,298,754 shares of Common Stock issuable upon the conversion of the Series B Preferred Stock held by Slack, the exercise of currently exercisable vested options for 321,500 shares of Common Stock held by Slack, and 14,500 shares of Common Stock held by Slack (the "Slack Shares"), which represent 0.6% of the shares of Common Stock. Collectively, the 194,761,601 shares of Common Stock which may be deemed to be beneficially owned by the Reporting Persons GE, Sentinel, Usdan, Fitzpatrick and Slack represent 96.9% of the shares of Common Stock. All of the above ownership percentages are based on the 6,312,706 shares of Common Stock issued and outstanding as of May 15, 2003 (other than the shares of Common Stock included in the definition of Usdan Shares and the definition of Slack Shares), the Midwest Shares, the GE Shares, the Sentinel Shares, the Usdan Shares, the Fitzpatrick Shares and the Slack Shares. Based upon the terms of the Stockholders Agreement, Midwest may be deemed to have a limited form of shared voting power respecting the GE Shares, the Sentinel Shares, the Usdan Shares, the Fitzpatrick Shares and the Slack Shares because each of Midwest, GE, Sentinel, Usdan, Fitzpatrick and Slack have agreed to vote their shares of capital stock of Castle in favor of certain designees to the Board of Directors. However, Midwest (i) is not entitled to any other rights (voting or otherwise) with respect to the GE Shares, the Sentinel Shares, the Usdan Shares, the Fitzpatrick Shares and the Slack Shares, including without limitation any right to dispose of or direct the disposition of any such shares, and (ii) disclaims any beneficial ownership of the GE Shares, the Sentinel Shares, the Usdan Shares, the Fitzpatrick Shares and the Slack Shares.

     (c) To the knowledge of the Reporting Persons, no transactions in the class of securities reported have been effected during the past sixty (60) days by any person named in paragraph (a) above.

     (d) To the knowledge of the Reporting Persons, no person other than the holders thereof has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of Castle that are the subject of the Transaction Documents.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understanding or Relationships With Respect to Securities of the Issuer.

     Pursuant to the terms of the Stockholders Agreement, Midwest, GE, Sentinel, Usdan, Fitzpatrick and Slack agreed to permit the other Stockholders to participate in sales of their shares of Series A-1 Preferred Stock, shares of Series A-2 Preferred Stock, shares of Series B Preferred Stock, the Bank Warrant, or shares of Common Stock issuable upon conversion of such convertible securities, in the same transaction and on the same terms as are applicable to the selling stockholder, subject to certain specific enumerated exceptions to the right to "tag along" on such dispositions. In addition, the Stockholders Agreement provides that, in the event Castle proposes to sell and issue any new securities, Midwest and the other stockholders party thereto shall have a right of first refusal to purchase any such new securities which Castle may, from time to time, propose to sell and issue, subject to certain specific enumerated exceptions to the right of first refusal. A copy of the Stockholders Agreement is filed as Exhibit 5 to this Statement and is incorporated by reference herein.

     Pursuant to the terms of the Stockholders Agreement, as long as Sentinel owns a majority of the shares of Common Stock that it owns on a fully diluted as if converted basis on May 15, 2003, if Sentinel and the Board of Directors approves a sale to an unaffiliated third party of substantially all of the assets of Castle or the capital stock of Castle in a transaction that would constitute a change of control and Sentinel gives each others stockholder that is a party to the Stockholders Agreement notice of such "Approved Sale", each other stockholder must cooperate in such sale and (if such transaction involves a sale of stock) sell their capital stock, with Sentinel and all other holders being entitled to receive proceeds of such sale as if Castle had sold all of its assets and liquidated and distributed the remainder of its assets to its capital stockholders.

     Pursuant to the Stockholders Agreement, each of Midwest, GE, Sentinel, Usdan, Fitzpatrick and Slack agreed to take all actions necessary at any time and from time to time including, but not limited to, the voting of its shares of stock of Castle, the execution of written consents, and the attending of meetings in person or by proxy so as to elect to Castle's Board of Directors (i) such number of individuals named by Sentinel as equals a majority of the total number of directors; (ii) the Chief Executive Officer of Castle; and (iii) the remaining directors named by holders of a majority of the Common Stock represented by the shares of Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series B Preferred Stock (on a fully diluted as if converted basis) that are not Sentinel or one of its affiliates. Paul G. Kreie resigned as a Director of Castle. His resignation will become effective 10 days after the filing of Castle's Information Statement. David S. Lobel, Fitzpatrick, and Paul F. Murphy were appointed to the Board of Directors to fill vacancies in the Board of Directors, such appointment to be effective 10 days after the filing of Castle's Information Statement.

     Except as set forth or incorporated by reference in this Statement, to the knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships among the persons named in Item 2 and between such persons and any person with respect to any securities of Castle, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangement, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7.  Materials to be Filed as Exhibits.

     The following documents are filed as Exhibits to this Schedule 13D:

     1. Joint Filing Agreement among the Reporting Persons dated as of the date hereof.

     2. Preferred Stock and Subordinated Note Purchase Agreement, dated as of May 15, 2003, by and among Castle, Midwest, GE, Sentinel, Usdan, Fitzpatrick and Slack.

     3. Amendment to Certificate of Designations, Rights and Preferences of the Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock, in the form to be filed with the Delaware Secretary of State.

     4. Certificate of Designations, Rights and Preferences of the Series B Convertible Preferred Stock, as filed with the Delaware Secretary of State on May 15, 2003.

     5. Stockholders Agreement, dated as of May 15, 2003, by and among Castle, Midwest, GE, Sentinel, Usdan, Fitzpatrick and Slack.

     6. Registration Rights Agreement, dated as of May 15, 2003, by and among Castle, Midwest, GE, Sentinel, Usdan, Fitzpatrick and Slack.

                                    SIGNATURE

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  May 19, 2003

                                   MIDWEST MEZZANINE FUND II, L.P.

                                   By: ABN AMRO Mezzanine Management II, L.P.,
                                       its general partner

                                   By: ABN AMRO Mezzanine Management II, Inc.,
                                       its general partner


                                   By: /s/ Paul G. Kreie
                                       -----------------------------------------
                                       Paul G. Kreie, its Vice President


                                   ABN AMRO MEZZANINE MANAGEMENT II, L.P.

                                   By: ABN AMRO Mezzanine Management II, Inc.,
                                       its general partner


                                   By: /s/ Paul G. Kreie
                                       -----------------------------------------
                                       Paul G. Kreie, its Vice President


                                   ABN AMRO MEZZANINE MANAGEMENT II, INC.


                                   By: /s/ Paul G. Kreie
                                       -----------------------------------------
                                       Paul G. Kreie, its Vice President


                                   LASALLE BANK CORPORATION


                                   By: /s/ Kirk P. Flores
                                      ------------------------------------------
                                       Kirk P. Flores, its Senior Vice President

                                   and

                                   By: /s/ Carol Tenyak
                                      ------------------------------------------
                                       Carol Tenyak, its Group Senior Vice
                                       President and Deputy General Counsel and
                                       Secretary

                                   ABN AMRO NORTH AMERICA HOLDING COMPANY


                                   By: /s/ Willie J. Miller, Jr.
                                      ------------------------------------------
                                       Willie J. Miller, Jr., its Executive Vice
                                       President and Chief Legal Officer

                                   ABN AMRO BANK N.V.


                                   By: /s/ Hans Duijn
                                      ------------------------------------------
                                       Hans Duijn, its Corporate Secretary

                                   and

                                   By: /s/ E. H. Kok
                                      ------------------------------------------
                                       E. H. Kok, its Senior Executive Vice
                                       President

                                   ABN AMRO HOLDING N.V.


                                   By: /s/ Hans Duijn
                                      ------------------------------------------
                                       Hans Duijn, its Corporate Secretary

                                   and

                                   By: /s/ E. H. Kok
                                      ------------------------------------------
                                       E. H. Kok, its Authorized Signatory